Exhibit 99.1

CONTACT:

VIVUS, Inc.	Vida Communication
Timothy E. Morris	Stephanie Diaz & Tim Brons
Chief Financial Officer	415-675-7400
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS Reports First Quarter 2006 Financial Results and Product Development Highlights

MOUNTAIN VIEW, Calif., April 27, 2006 – VIVUS, Inc. (NASDAQ: VVUS), an emerging pharmaceutical company dedicated to the development and commercialization of novel therapeutics to restore sexual function in women and men, today announced its accomplishments and financial results for the first quarter of 2006.

First Quarter 2006 Accomplishments

Highlights during the first quarter include:

•                  Grant of Key Patent for MDTS® Delivery System – An additional patent relating to the Metered Dose Transdermal Spray (MDTS®) was granted by the U.S. Patent and Trademark Office to Acrux (ASX: ACR). This patent, which expires July 31, 2022, provides protection for the MDTS applicator, which is currently used in two of VIVUS’ women’s health products under clinical development: Testosterone MDTS® for the treatment of decreased libido; and Evamist™ (Estradiol MDTS®) for the treatment of menopausal symptoms. VIVUS licensed the U.S. rights to these products from Acrux in 2004.

•                  Purchase of Manufacturing Facility – In January 2006, VIVUS finalized the purchase of land and buildings previously leased by VIVUS by entering into a mortgage note agreement with Crown Bank, N.A. of  New Jersey. In December 2005, VIVUS purchased the land and buildings for $7.1 million in exchange for  $3.3 million, which had previously been classified as restricted cash, and funded the remainder from its general cash account. In January 2006, VIVUS received proceeds from the mortgage note of $5.4 million. Together, the note and the previously restricted cash allowed VIVUS to purchase the facility with no additional out-of-pocket cash.

•                  Receipt of Milestone Payment from European Distributor – In January 2006, VIVUS received a milestone payment from its European distributor, MEDA AB of $2 million. The milestone payment provides MEDA with the right to continue to sell and distribute MUSE in its European territories. VIVUS and MEDA entered into a ten-year distribution agreement in 2002. In September of 2005, MEDA finalized its acquisition of the German pharmaceutical group Viatris. This acquisition significantly strengthened their sales and marketing capabilities in the major European markets.

“In the first quarter of 2006, we strengthened our balance sheet through proceeds from the Crown Bank note and the milestone payment from MEDA,” commented Leland Wilson, president and chief executive officer of VIVUS. “We also continued to make progress in each of our development programs. The patient treatment in our Phase 3 trial for Evamist is complete and we anticipate releasing the results as soon as the data analysis is complete.”

Financial Results for the First Quarter of 2006

Total revenue for the first quarter of 2006 was $1.3 million, as compared to $629,000 for the first quarter of 2005. The change in revenue from the first quarter last year was impacted by changes in reserves against sales, which do not indicate any particular trend. Similar to prior years, wholesalers made purchases in the fourth quarter of 2005 that were greater than demand, however, the buy-in for 2005 was lower than the buy-in for 2004. Based on the fourth quarter 2005 demand for MUSE, we estimate purchases made by wholesalers in the fourth quarter of 2005 represented approximately four months of excess demand. As a result of the buy-in in the fourth quarter, we expect our sales in the first half of 2006 to be similar to those in the first half of 2005. We estimate that the inventory at the wholesale level has decreased since the beginning of 2006. Quarterly demand for MUSE in the United States, as measured by independent third-party prescription data and other external sources, has been consistent over the last five quarters, approaching 200,000 units per quarter.

For the three months ended March 31, 2006, VIVUS reported a net loss of $8.8 million, or $0.20 per share, as compared to a net loss of $8.8 million, or $0.22 per share, in the first quarter of 2005. Effective January 1, 2006 VIVUS implemented the FASB revised statement No. 123 (FAS 123R) Share-Based Payment, which requires companies to expense the estimated fair value of employee stock options and similar awards. For the three months ended March 31, 2006, the stock compensation expense under FAS 123R is $490,000. This amount has been allocated to cost of goods sold and manufacturing, research and development, and selling, general and administrative expenses accordingly.

Cash, Cash Equivalents and Available-for-Sale Securities

At March 31, 2006, VIVUS had cash, cash equivalents and available-for-sale securities of $29.0 million, as compared to $27.0 million at December 31, 2005. The increase in cash, cash equivalents and available-for-sale securities of $2.0 million is the net result of the $5.4 million loan obtained from Crown Bank, N.A., the collection of amounts owed at December 31, 2005 from customers as measured by a decrease of $6.9 million in accounts receivable offset by cash used in operations, investment and other financing activities of $10.3 million for the quarter.

Outlook for 2006

As previously stated, VIVUS’ 2006 goals provide for the continued advancement of each of our product candidates. Specific goals include:

•                  ALISTA (topical alprostadil) for the treatment of female sexual arousal disorder (FSAD) - Complete Phase 2B clinical trial and announce results.

•                  Evamist for the treatment of symptoms associated with menopause – Announce results from Phase 3 trial.

•                  Testosterone MDTS for the treatment of HSDD – Continue to work with the FDA to define the Phase 3 protocol design and request a Special Protocol Assessment (SPA) from the FDA for the Phase 3 trials.

•                  Avanafil for erectile dysfunction – Complete the remaining preclinical and metabolism studies prior to advancing the compound into Phase 3. Request an SPA for the Phase 3 trial design. Enter into a partnership to fund Phase 3 development.

About VIVUS

VIVUS, Inc. is a pioneer in the research and development of proprietary products to restore sexual function for women and men. VIVUS’ current product pipeline includes four investigational products in late stage clinical development. For women, VIVUS has initiated a Phase 3 program for Evamist™ for the treatment of vasomotor symptoms associated with menopause and a Phase 2B program with ALISTA™ for female sexual arousal disorder. Additionally, the company has completed Phase 2 development of Testosterone MDTS® for the treatment of hypoactive sexual desire disorder (HSDD). The MDTS system is a patented new-generation, transdermal drug delivery technology that delivers drugs directly through the skin. For men, VIVUS has completed Phase 2 development of avanafil for erectile dysfunction. The company currently markets MUSE® (alprostadil) suppository for the treatment of erectile dysfunction in the U.S. and internationally through distributors. For more information on clinical trials and products, please visit the company’s web site at www.vivus.com.

Note to Investors

As previously announced, VIVUS will hold a conference call to discuss the first quarter financial results today, April 27, 2006, beginning at 4:30 p.m. Eastern Time. You can listen to this call by dialing (877) 660-0983 and entering reservation number 8121292. A live webcast and 30-day archive of the call can be accessed at www.vivus.com.

A telephone replay of the conference call will be available for 24 hours beginning April 27th at approximately 7:30 p.m. (EST) by dialing (800) 642-1687 and entering reservation number 8121292.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2005 and periodic reports filed with the Securities and Exchange Commission.

Tables to follow

###

VIVUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended
	March 31	March 31
	2006	2005
	(unaudited)	(unaudited)
Revenue
US product, net	$963	$396
International product	188	192
Other revenue	116	41

Total revenue	1,267	629

Operating expenses:
Cost of goods sold and manufacturing	3,020	2,090
Research and development	3,560	4,265
Selling, general and administrative	3,672	3,221
Total operating expenses	10,252	9,576

Loss from operations	(8,985)	(8,947)

Interest and other income, net	165	123

Loss before income taxes	(8,820)	(8,824)

Provision for income taxes	(6)	(13)

Net loss	$(8,826)	$(8,837)

Net loss per share:
Basic and diluted	$(0.20)	$(0.22)

Shares used in per share computation:
Basic and diluted	44,642	39,380

VIVUS, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value amount)

	March 31	December 31
	2006	2005 *
	(unaudited)
Current assets:
Cash and cash equivalents	$21,180	$22,236
Available-for-sale securities	7,850	4,770
Accounts receivable, net	656	7,604
Inventories, net	4,710	4,504
Prepaid expenses and other assets	1,023	1,024
Total current assets	35,419	40,138
Property and equipment, net	9,022	9,144
Restricted cash	700	—
Total assets	$45,141	$49,282

Current liabilities:
Accounts payable	$3,298	$3,779
Accrued and other liabilities	10,234	12,790
Total current liabilities	13,532	16,569

Notes payable	10,785	5,164
Deferred revenue	2,532	948
Total liabilities	26,849	22,681

Stockholders’ equity:
Common stock; $.001 par value; shares authorized 200,000; shares outstanding - 44,642 at March 31, 2006 and December 31, 2005	45	45
Additional paid-in capital	174,103	173,613
Accumulated other comprehensive loss	(3)	(30)
Accumulated deficit	(155,853)	(147,027)
Total stockholders’ equity	18,292	26,601
Total liabilites and stockholder’s equity	$45,141	$49,282

* The Condensed Consolidated Balance Sheet at December 31, 2005 has been derived from the Company’s audited financial statements at that date.